Exhibit 99.1

Intrepid Announces Payoff of Senior Notes; Updates Cash Position

Denver, CO; June 2, 2021 - Intrepid Potash Inc. (NYSE:IPI) (“Intrepid”) today announced the following updates to its liquidity position:

•	On June 1, 2021, Intrepid paid down the remaining $15 million outstanding on its Series B Senior Notes with cash on hand. Along with the paydown, Intrepid made a make-whole payment of $0.5 million and paid accrued interest of $0.1 million to noteholders. The Series B Senior Notes were scheduled to mature in April 2023.

•	After the payoff of its Senior Notes, Intrepid has cash and cash equivalents of approximately $47 million and outstanding debt of $30 million on its revolving credit facility and $10 million outstanding on its PPP loan, which it expects to be forgiven, for total outstanding debt of $40 million.

“Rising prices, strong fertilizer sales, improving oil and gas fundamentals, and prudent capital spending have improved our net debt position to the point where we now have more cash on hand than outstanding debt.” said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. “We appreciate the flexibility our noteholders allowed us as our financial position improved in recent years, although the limitations imposed by the Notes combined with the more favorable rates under our revolving credit facility made this voluntary paydown an easy decision as we expect to recoup the required make-whole payment through reduced interest expense in future periods. After the paydown, we have $44 million in availability remaining under our revolving credit facility and a $75 million accordion feature to potentially expand that facility in the future.”

About Intrepid:

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-Looking Statements:

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause Intrepid’s actual results in future periods to differ materially from anticipated or projected results. Forward-looking statements in this press release include, among others, statements regarding Intrepid’s ability to agree on terms with its existing lender or additional lenders to expand total borrowing capacity under its revolving credit facility. An extensive list of specific material risks and uncertainties affecting Intrepid is contained in its Annual Report on Form 10-K for the year ended December 31, 2020, and other quarterly and current reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statements in this press release are made as of the date of this press release, and Intrepid undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:

Matt Preston, Vice President of Finance

Phone: 303-996-3048

Email: matt.preston@intrepidpotash.com

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